Exhibit 99.1


                    Horizon Health Announces Second Quarter
   Results, Revises 2006 Earnings Guidance, and Issues 2007 Earnings Guidance

    Business Editors/Health/Medical Writers

    LEWISVILLE, Texas--(BUSINESS WIRE)--April 6, 2006--Horizon Health Corporation (NASDAQ/NM:HORC) today announced financial results for the quarter ended February 28, 2006. Revenues increased 29.0% to $64.1 million compared with revenues of $49.7 million for the same quarter in the previous year. Excluding a $6.0 million decrease in revenue attributable to the strategic termination of at-risk managed care contracts in fiscal 2005, revenues grew 46.8% from the prior fiscal year quarter. Income from continuing operations decreased 43.5% to $1.6 million, or $0.11 per diluted share, compared with income from continuing operations of $2.9 million, or $0.25 per diluted share, for the same quarter in the previous year. Net income decreased 45.9% between the periods. Diluted shares used in computing earnings per share increased 32.4% between the periods, a result of the secondary stock offering completed in March 2005.
    For the six months ended February 28, 2006, revenues increased 26.8% to $123.0 million compared with revenues of $97.0 million for the same period in the previous year. Excluding a $12.5 million decrease in revenue attributable to the strategic termination of at-risk managed care contracts in fiscal 2005, revenues grew 45.8% from the prior year. Income from continuing operations decreased 13.6% to $4.9 million, or $0.32 per diluted share, compared with income from continuing operations of $5.6 million, or $0.49 per diluted share, for the same period in the previous fiscal year. Diluted shares used in computing earnings per share increased 33.7% between the periods.
    During the quarter ended February 28, 2006, the Company adjusted staffing levels at recently acquired facilities resulting in the elimination of excess employees, a reduction in salary expense and severance payments. Had these changes been effective at the beginning of the quarter, net income for the quarter would have been greater by approximately $2.3 million or $0.15 per diluted share.
    Included in the second quarter results is the loss of two management contracts, one which terminated at the end of the first fiscal quarter and another which terminated at the beginning of the second quarter. The contracts had combined annualized pre-tax income of approximately $2.1 million. The Company has since signed and commenced contracts during the third fiscal quarter with combined annualized pre-tax income of approximately $1.5 million.
    Mr. Ken Newman, chairman and chief executive officer of Horizon Health, said, "The second quarter was a significant quarter as the Company continued its transition into a major owner and operator of behavioral health facilities. Following the acquisition of nine facilities during the quarter, and the acquisition of the Focus Delaware facility, which closed on April 1, 2006, approximately 57% of the Company's fiscal 2006 revenues will be facility based. During the quarter, we made necessary changes to increase the margins of recently acquired facilities, which will strengthen our third and fourth quarter results."
    The Company is revising its fiscal 2006 guidance to $0.92 to $0.97 per share. The Company is also issuing initial earnings guidance for its fiscal 2007 of $1.26 to $1.30 per share. Included in both the revised fiscal 2006 guidance and the initial 2007 guidance are the nine facilities acquired during the second quarter and the Focus Delaware facility acquired April 1, 2006. Both the fiscal 2006 and 2007 guidance do not include the effects of any potential acquisitions.
    A listen-only simulcast and a 30-day replay of Horizon's second quarter results call will be available online on April 7, 2006, beginning at 10:00 a.m. Central Time through the Company's website at www.horizonhealth.com or at www.earnings.com.
    Horizon Health is an owner of behavioral healthcare facilities and a leading manager of clinical services for acute care hospitals and employers.
    The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Numerous factors as outlined in the SEC Report filed by the Company could cause actual results to differ materially from those in any such forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.





                            HORIZON HEALTH
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)

                               Three Months Ended   Six Months Ended
                                  February 28,        February 28,
                               ------------------  ------------------
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Revenues                        $64,123   $49,712  $123,034   $96,998

Cost of services                 50,705    37,575    96,355    72,589
Selling, general
 and administrative               6,790     5,452    13,835    10,998
Provision for doubtful accounts   1,954       553     1,775     1,371
Depreciation and amortization     1,280       765     2,424     1,622
                               --------  --------  --------  --------

Operating income                  3,394     5,367     8,645    10,418

Interest expense (net of
 interest and other income)        (677)     (603)     (695)   (1,168)
                               --------  --------  --------  --------

Income before income
 taxes, minority
 interest and discontinued
 operations                       2,717     4,764     7,950     9,250
Income tax provision              1,087     1,870     3,128     3,609
Minority interest, net               (5)     --         (54)     --
                               --------  --------  --------  --------

Income from continuing
 operations                       1,635     2,894     4,876     5,641

Income (loss) from
 discontinued operations, net        29       184       (18)      419
                               --------  --------  --------  --------

Net income                       $1,664    $3,078    $4,858    $6,060
                               ========  ========  ========  ========

Basic earnings per
 common share (1)
  Continuing operations           $0.11     $0.26     $0.33     $0.51
  Discontinued operations          0.00      0.01      0.00      0.03
                               --------  --------  --------  --------
                                  $0.11     $0.27     $0.33     $0.54
                               ========  ========  ========  ========

Diluted earnings per
 common share (1)
  Continuing operations           $0.11     $0.25     $0.32     $0.49
  Discontinued operations          0.00      0.01      0.00      0.03
                               --------  --------  --------  --------
                                  $0.11     $0.26     $0.32     $0.52
                               ========  ========  ========  ========

Weighted average shares
 outstanding (1)
  Basic                          14,943    11,213    14,928    11,139
                               ========  ========  ========  ========
  Diluted                        15,425    11,653    15,420    11,529
                               ========  ========  ========  ========

(1) The number of shares and per share amounts have been restated to reflect the impact of the June 15, 2005, stock split. In addition, the number of shares and per share amounts for the three months ended November 30, 2005, include approximately 3.5 million shares issued in a follow-on stock offering completed March 16, 2005.

                            HORIZON HEALTH
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)

                                                   Feb. 28,   Aug. 31,
                                                     2006      2005
                                                   --------  --------
Cash                                                 $3,425    $8,098
Accounts receivable (net)                            41,759    28,876
Other current assets                                 16,894    15,710
                                                   --------  --------
Total current assets                                 62,078    52,684
Property and equipment (net)                         97,457    51,698
Goodwill and other intangible assets (net)          143,378    81,084
Other long-term assets                                1,719     1,752
                                                   --------  --------
Total assets                                       $304,632  $187,218
                                                   ========  ========

Current liabilities                                 $31,457   $33,194
Other liabilities                                     3,702     4,002
Long-term debt                                      111,000      --
Deferred taxes                                        4,649     3,036
                                                   --------  --------
Total liabilities                                   150,808    40,232
Minority interest                                     3,811     3,865
Stockholders' equity                                150,013   143,121
                                                   --------  --------
Total liabilities and stockholders' equity         $304,632  $187,218
                                                   ========  ========

          RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
                   TO EBITDA AND EBITDAR (UNAUDITED)
                            (In thousands)

                               Three Months Ended   Six Months Ended
                                  February 28,        February 28,
                               ------------------  ------------------
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Income from continuing
 operations                      $1,635    $2,894    $4,876    $5,641
Minority interest (net)              (5)     --         (54)     --
Provision for income taxes        1,087     1,870     3,128     3,609
Interest expense (net of
 interest and other income)         677       603       695     1,168
Depreciation and amortization     1,280       765     2,424     1,622
                               --------  --------  --------  --------
EBITDA                            4,674     6,132    11,069    12,040
Rents                               654       918     1,252     1,605
                               --------  --------  --------  --------
EBITDAR                          $5,328    $7,050   $12,321   $13,645
                               ========  ========  ========  ========

                            HORIZON HEALTH
                       SUMMARY STATISTICAL DATA

                               Quarter   Quarter   Fiscal Years Ended
                                Ended     Ended         Aug. 31,
                               Feb. 28,  Nov. 30,  ------------------
                               2006 (1)    2005    2005 (2)  2004 (3)
                               --------  --------  --------  --------
Owned/Leased Freestanding
 Behavioral Health Hospitals:
Net revenues (in thousands)     $34,722   $28,039   $60,578   $10,069
Number of facilities
 at period end                       14         5         5         2
Licensed Beds                     1,496       833       833       267
Weighted average
 available beds                     945       688       363       177
Patient days                     64,203    45,114   100,396    19,639
Admissions                        4,099     3,437     6,745     1,041
Average length of stay             15.7      13.1      14.9      18.9
Revenue per patient day            $541      $622      $603      $513
Occupancy based on weighted
 average available beds            75.5%     72.0%     75.8%     72.5%
EBITDA Margin                       7.7%      9.2%     13.1%     19.3%
EBITDAR Margin                      9.1%     10.7%     14.8%     20.3%

Same Facility Results:
Net revenues (in thousands)      $8,638    $8,682   $35,347        --
Number of facilities in
 same facility results                2         2         2        --
Licensed beds                       267       267       267        --
Available beds                      241       241       241        --
Patient days                     17,374    16,870    70,282        --
Admissions                          816       848     3,231        --
Average length of stay             21.3      19.9      21.8        --
Revenue per patient day            $497      $515      $503        --
Occupancy based on weighted
 average available beds            80.1%     76.9%     79.9%       --
EBITDA Margin                      22.0%     22.8%     19.7%       --
EBITDAR Margin                     22.5%     23.4%     20.6%       --

EAP Covered lives
 (in thousands)                   4,268     4,163     4,244     3,569

Number of contract
 locations (4):
  Contract locations
   in operation                     115       119       123       132
  Contract locations
   signed & unopened                  8        11        12         8
                               --------  --------  --------  --------
Total contract locations            123       130       135       140
                               ========  ========  ========  ========

(1) In the quarter ended February 28, 2006, the Company operated Copper Hills Youth Center for two months, Kingwood Pines Hospital for 1 1/2 months and six Lighthouse/Focus facilities for one month. All other facilities were operated for the full quarter.

(2) In fiscal year 2005, the Company operated Michiana Behavioral Health Center and Poplar Springs Hospital for the full year, Laurelwood Hospital for eight months, Friends Hospital for two months, and River Park Hospital for one month.

(3) In fiscal year 2004, the Company operated Michiana Behavioral Health Center for five months and Poplar Springs Hospital for three months.

(4) Includes only the Company's behavioral health and physical rehabilitation management contracts.



    CONTACT: Horizon Health Corporation
             John Pitts, 972-420-8222